Exhibit 10.2
NEOWARE, INC.
Summary of Compensation Arrangement with Peter Bolton, Executive Vice
President — Europe, Middle East and Africa and James Kirby, Executive Vice
President Sales — Americas and APAC
     The following sets forth a summary of the bonus arrangement for the 2007 fiscal year ending June 30, 2007 for Peter Bolton, Executive Vice President-Europe, Middle East and Africa (“EMEA”) and for Jim Kirby, Executive Vice President, Americas and Asia Pacific (“APAC”):
     Under the bonus arrangement, Mr. Bolton will have the opportunity to earn base incentive compensation of up to a $182,000 annual amount if EMEA region overall revenues for the 2007 fiscal year equal 100% of the annual base target level of EMEA revenues. Mr. Bolton has the opportunity to earn incentive compensation in excess of the $182,000 annual amount if overall EMEA revenues exceed 100% of the annual base target level for such revenues.
     Bonus amounts are calculated based on a percentage (determined based on $182,000 by the annual base target level of EMEA revenues) multiplied by the cumulative revenues achieved during the quarter periods year to date. A higher percentage is applied for revenues which exceed the base target level of EMEA revenues (calculated on a year-to-date basis) measured for each quarter period. A minimum of 90% of cumulative base target revenue must be achieved in any quarter period for Mr. Bolton to receive a payment for such quarter period.
     In the event that Mr. Bolton’s employment with the Company is terminated for any reason, product orders booked as of the termination date to be shipped immediately thereafter will be considered as revenues earned during that quarter for purposes of determining Mr. Bolton’s incentive compensation under this arrangement. The bonus policies, payments and revenue targets under this arrangement are subject to change at any time with or without notice at the discretion of the Compensation and Stock Option Committee.
     Under the bonus arrangement, Mr. Kirby will have the opportunity to earn incentive compensation of up to a $213,000 annual amount if Americas and APAC region overall revenues equal 100% of the annual base target level. Mr. Kirby has the opportunity to earn incentive compensation in excess of the $213,000 annual amount if Americas and APAC region overall revenues exceed 100% of the annual base target level of such revenues.
     Bonus amounts are calculated based on a percentage (determined based on dividing $213,000 by the annual base target level of revenues) multiplied by the cumulative revenue achieved during the quarter periods year to date. A higher percentage is applied for revenues which exceed the base target level of such revenues (calculated on a year-to-date basis) measured for each quarter period. A minimum of

90% of cumulative base target revenue must be achieved in any quarter period for Mr. Kirby to receive a payment for such quarter period.
     In the event that Mr. Kirby’s employment with the Company is terminated for any reason, product orders booked as of the termination date to be shipped immediately thereafter will be considered as revenues earned during that quarter for purposes of determining Mr. Kirby’s incentive compensation under this arrangement. The bonus policies, payments and revenue targets under this arrangement are subject to change at any time with or without notice at the discretion of the Compensation and Stock Option Committee.

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